COMPUTATION OF PERFORMANCE
                        VONTOBEL INTERNATIONAL BOND FUND

               1 Year                             Inception
P              1,000.00                           1,000.00
T              7.51%                              9.38%
N              1.0                                2.83
ERV            1,075.09                           1,289.36

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